EXHIBIT 10.22

June 18, 2008

By Hand Delivery

Dr. Robert I. Rudko

PLC Medical Systems, Inc.

10 Forge Park

Franklin, MA  20238

Dear Bob:

You and PLC Medical Systems, Inc., a subsidiary of PLC Systems, Inc. (the “Company”), are parties to a letter agreement dated October 28, 2003 that sets forth certain terms of your employment with the Company.  The letter agreement was amended on March 15, 2005 in light of tax legislation (as amended, the “Letter Agreement”), and we have agreed to further amend the Letter Agreement in light of more recent guidance regarding the same tax legislation, as forth below:

Section 7(d) of the Letter Agreement shall be replaced in its entirety with the following:

(d)                                 Any severance pay described in this paragraph 7 shall be subject to all applicable taxes and withholdings, and shall never exceed $385,000 gross plus the applicable amount contemplated by paragraph 7(c) hereof.  Subject to the terms and conditions of Exhibit A hereto, any severance pay that you may receive shall be paid in equal monthly installments over the twenty-four month period following your “separation from service” (as defined in Exhibit A).  The Company shall have the right to set off against any severance pay that you may become eligible to receive under this paragraph 7 any amounts you borrowed from or may otherwise owe to the Company.

Except as specifically provided herein, all other terms of the Letter Agreement, shall remain in full force and effect.  If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than June 30, 2008.

Sincerely,

PLC Medical Systems, Inc.

By:	/S/ JAMES G. THOMASCH

Title:	CFO

The foregoing correctly sets forth the terms of my continued employment with PLC Medical Systems, Inc.  I am not relying on any representations other than as set out in the Letter Agreement and the amendment thereto set forth above.  I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing.  I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/S/ ROBERT I. RUDKO
Dr. Robert I. Rudko	Date: June 18, 2008

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

1.                                       Subject to this Exhibit A, payments or benefits under Section 7 of the Letter Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 7, as applicable:

A.                                   It is intended that each installment of the payments and benefits provided under Section 7 of the Letter Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required herein and by Section 409A.

B.                                     If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7 of the Letter Agreement.

C.                                     If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under Section 7 of the Letter Agreement that, in accordance with the dates and terms set forth therein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii)                                  Each installment of the payments and benefits due under Section 7 of the Letter Agreement that is not described in this Exhibit A, 1.C.i. above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in the Letter Agreement; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following his taxable year in which the separation from service occurs.

(iii)                               The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit A, 1.C.iii., “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

2.                                       Notwithstanding anything to the contrary in the Letter Agreement and this Exhibit A, in the event of an unforeseeable emergency as defined in Treasury Regulation Section 1.409A-3(i)(3)(i), you may request that an amount of the severance pay payable to you hereunder, up to the amount permitted under Treasury Regulation 1.409A-3(i)(3)(ii), be paid to you, which request the Company may, in its sole discretion, grant.

3.                                       All reimbursements and in-kind benefits provided under the Letter Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.